Exhibit 99.1

DELAWARE COURT DECISION REGARDING SIGA TECHNOLOGIES, INC.

January 07, 2015 05:29 PM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--SIGA Technologies, Inc. (Nasdaq:SIGA), a company operating under the protection of the United States Bankruptcy Court for the Southern District of New York and specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats, announced that on January 7, 2015, the Delaware Court of Chancery, acting on remand from the Delaware Supreme Court, issued a letter opinion in the litigation begun by PharmAthene, Inc. in 2006.

The Court has directed PharmAthene to submit a revised form of judgment awarding PharmAthene a lump sum of $113,116,985 plus prejudgment interest, costs and fees. SIGA estimates that, including pre-judgment interest through the date of SIGA’s chapter 11 filing, the final judgment will be approximately $190,000,000.

This opinion implements the Court’s August 8, 2014 decision on remand to reverse its own earlier findings that expectation damages are speculative, conditional and conjectural and, instead, to allow lump sum expectation damages based on hypothetical U. S. Government purchases of SIGA's smallpox drug in 2010 to 2015 that were supposedly anticipated in 2006.

“We continue to believe the decision to enter the new judgment is not supported by the record or the law and we intend to appeal to the Supreme Court of Delaware,” William J. Haynes II, SIGA's General Counsel, commented.

Either party may appeal the portions of the trial court rulings that were unfavorable to that party within 30 days of entry of judgment by the court. SIGA currently intends to appeal the judgment, but no assurance can be given that any such appeal will be successful.

About SIGA Technologies, Inc.

We are a company specializing in the development and commercialization of solutions for serious unmet medical needs and biothreats. Our lead product is Tecovirimat, also known as ST-246®, an orally administered antiviral drug that targets orthopoxviruses. While Tecovirimat is not yet licensed as safe or effective by the U.S. Food & Drug Administration, it is a novel small-molecule drug that is being delivered to the Strategic National Stockpile under Project BioShield. For more information about SIGA, please visit SIGA's web site at www.siga.com. The SIGA Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4504

On September 16, 2014, SIGA filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. SIGA made this filing in order to protect its right to appeal the anticipated revised judgment to the Delaware Supreme Court.

Contacts

PRESS CONTACT:
RUBENSTEIN ASSOCIATES, INC.
MARCIA HOROWITZ, 212-843-8014
mhorowitz@rubenstein.com

or

INVESTOR CONTACT:
KCSA STRATEGIC COMMUNICATIONS
TODD FROMER, 212-896-1215
tfromer@kcsa.com